Exhibit 99.1 Tier Technologies, Inc. 10780 Parkridge Blvd., Suite 400 Reston, VA 20191 CONTACT: Ronald W. Johnston, Chief Financial Officer rjohnston@tier.com (571) 382-1000

Tier Technologies, Inc. Announces Repurchase of 300,000 Shares of Tier Common Stock

Reston, VA, September 8, 2009.  Tier Technologies, Inc. (NASDAQ:TIER) today announced it signed an agreement on September 3, 2009 to repurchase 300,000 shares of Tier commons stock.  The purchase is part of Tier’s previously disclosed $20 million stock repurchase program. Commenting on the stock repurchase, Ronald L. Rossetti, Chairman and Chief Executive Officer of Tier, said, “As previously announced, we continue to see long-term investment value in our common stock and will purchase additional shares from time to time to enhance shareholder value.”

About Tier Technologies, Inc.

Tier Technologies, Inc. primarily provides federal, state and local government and other public sector clients with electronic payment processing and other transaction processing services. Headquartered in Reston, Virginia, Tier Technologies serves over 3,300 electronic payment processing clients throughout the United States, including federal, state, and local governments, educational institutions, utilities and commercial clients. Through its subsidiary, Official Payments Corporation, Tier delivers payment processing solutions for a wide range of markets. For more information, see www.tier.com and www.officialpayments.com.

Statements in this press release regarding the company's intention to repurchase shares of its common stock from time to time under the stock repurchase program, the intended use of any repurchased shares and the source of funding are forward-looking statements.  There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements.  These include, among others, the market price of the company's stock prevailing from time to time, the nature of other investment opportunities presented to the company from time to time, the company's cash flows from operations, general economic conditions, and other factors identified in the company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC.

#